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                                   EXHIBIT IV
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                         MERIDIAN INDUSTRIAL TRUST, INC.
                          455 MARKET STREET, 17TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94105




                                    September 24, 1997



The Prudential Insurance Company of America
8 Campus Drive, 4th Floor
Parsippany, New Jersey  07054


Ladies and Gentlemen:

      Reference is made to the Amended and Restated Stock Purchase Agreement dated as of June 12, 1997 (the "PRUDENTIAL PURCHASE AGREEMENT"), by and between Meridian Industrial Trust, Inc., a Maryland corporation (the "COMPANY"), and the Prudential Insurance Company of America ("PRUDENTIAL"). Terms that are defined in the Prudential Purchase Agreement that are used in this letter and are not defined herein shall have the meanings given such terms in the Prudential Purchase Agreement.

      Pursuant to Section 5.8 of the Prudential Purchase Agreement, the Company has agreed to use its commercially reasonable efforts to cause the Board of Directors of the Company to increase the size of the Board of Directors by one person and to elect a designee of Prudential to fill such vacancy and shall endorse the selection of such designee for appointment as a member of the Board Affairs Committee of the Board of Directors promptly after the Closing Date; provided that, on or prior to the Closing Date, the Company receives written notice executed by Prudential (the "DIRECTOR NOTICE"), which Director Notice names such designee and provides all other information relating to such designee as the Company may be required to disclose to its stockholders in connection with such appointment. In consideration for their mutual agreement, notwithstanding the provisions of Section 5.8 of the Prudential Purchase Agreement, the Company and Prudential agree that Prudential may deliver the Director Notice to the Company at any time on or after the Closing Date and the Company shall be required to comply with its obligations under Section 5.8 only after the Director Notice is delivered to the Company; provided however that the Director Notice shall not be delivered to the Company during the sixty day period immediately prior to the Company's 1998 annual meeting of stockholders.


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      Please indicate your agreement to the foregoing by executing this letter in the space provided below for your signature.

                         MERIDIAN INDUSTRIAL TRUST, INC.



                                          By: /s/ Robert A. Dobbin
                                              ____________________________
                                              Name:  Robert A. Dobbin
                                              Title: Secretary


Accepted and agreed to as of
the date first written above:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA


By: /s/ Robert W. Gadsden
    ___________________________________
    Name:  Robert W. Gadsden
    Title: Vice President


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